Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Fourth Quarter and Full Year 2019 Results

Record Full-Year Revenues; Record High Quarterly Production

Proved Developed Producing Reserves Increase by 22%

FORT WORTH, Texas, February 27, 2020 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in more than 94,000 gross producing wells across 28 states, today announced financial and operating results for the fourth quarter ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Q4 2019 oil, natural gas and natural gas liquids (“NGL”) revenues of $27.2 million, up 18% from Q4 2018; full year 2019 oil, natural gas and NGL revenues of $107.5 million, up 64% from the prior year[1]

•	Record Q4 2019 run-rate daily production of 12,828 barrels of oil equivalent (“Boe”) per day (6:1), above the high end of Q4 2019 guidance and up 27.4% from Q4 2018 [2]

•	Q4 2019 cash distribution of $0.38 per common unit; implies robust 13.0% annualized yield based on the February 26, 2020 closing price of $11.71 per common unit

•	Substantially all distributions paid to common unitholders from 2020 through 2023 are not expected to be taxable dividend income and less than 25% of distributions paid to common unitholders for the subsequent two years (2024 to 2025) are expected to be taxable dividend income

•	Q4 2019 net loss was $103.6 million and Q4 2019 net loss attributable to common units was $51.3 million, compared to Q4 2018 net loss attributable to common units of $1.6 million. The Q4 2019 net loss amount included a non-cash impairment expense of $103.3 million

•	Q4 2019 consolidated Adjusted EBITDA (as defined and reconciled below) was $20.2 million, up 35.9% from Q4 2018

•	General and administrative (“G&A”) expense was $5.4 million in Q4 2019, with cash G&A expense per Boe of $3.12[3], below the low-end of Q4 2019 guidance and down 31% compared to Q4 2018

•	On January 9, 2020, Kimbell announced that it had agreed to acquire the oil and natural gas mineral and royalty interests (the “Springbok Acquisition”) held by Springbok Energy Partners, LLC and Springbok Energy Partners II, LLC (together, “Springbok”) in a transaction valued at approximately $175 million

 1 Q4 2019 revenues include revenues attributable to 56 days and 20 days of production from the Company’s acquisitions of assets in Oklahoma (the “Oklahoma Acquisition”) and assets from Buckhorn Resources GP, LLC and certain of its affiliates (the “Buckhorn Acquisition”) and revenues attributable to certain prior period production recognized in Q4 2019.

2 Q4 2019 run-rate production includes production attributable to assets acquired in the Oklahoma Acquisition and the Buckhorn Acquisition and excludes production attributable to prior periods that was recognized in Q4 2019.

3 Cash G&A per Boe is a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this news release for definition.

Kimbell Royalty Partners, LP – News Release

Robert Ravnaas, Chairman and Chief Executive Officer of the Company commented, “We are very pleased with our outstanding operational performance in 2019. The record high full year revenue and record high quarterly production reinforce the strength of our business model as we accelerate growth. We are also extremely excited about our recently announced agreement to acquire the Springbok assets, which is expected to grow our production by over 2,500 Boe per day, increase our oil production mix and provide additional exposure to the high growth Delaware Basin. With many of our industry’s highest quality operators actively drilling on Springbok’s acreage (currently 14 rigs), we are optimistic about the future development of these assets for many years to come.

“Our broad-based, high-quality asset portfolio continues to outperform expectations and, at the end of the fourth quarter of 2019, our rig count was 81 rigs, including 24 rigs in the Permian Basin, and our market share of the entire lower 48 U.S. drilling fleet increased to 10.4% from 9.8%. Including the rigs from the recently announced Springbok Acquisition, Kimbell would have had an estimated 93 rigs actively drilling on its acreage at year-end 2019 across the U.S., or 12.0% of market share.

“We remain focused on assembling a high-quality, low-PDP decline and diversified royalty portfolio that generates substantial free cash flow and additional growth potential with no capital outlays. We are excited about the opportunities to further enhance growth in the future,” concluded Robert Ravnaas.

Fourth Quarter 2019 Distribution

On January 24, 2020, Kimbell announced its 2019 fourth quarter cash distribution of $0.38 per common unit, with full year 2019 distributions totaling $1.56 per common unit. Kimbell expects substantially all of this distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units.

Furthermore, Kimbell expects substantially all distributions paid to common unitholders from 2020 through 2023 will not be taxable dividend income and less than 25% of distributions paid to common unitholders for the subsequent two years (2024 to 2025) are expected to be taxable dividend income.

Financial Highlights

Total fourth quarter 2019 revenues were $25.4 million, compared to $30.3 million in the fourth quarter of 2018. Fourth quarter 2019 net loss was $103.6 million, and net loss attributable to common units was $51.3 million, or $2.27 per common unit, compared to net loss attributable to common units of $1.6 million in the fourth quarter of 2018. The increase in net loss during the fourth quarter of 2019 was primarily due to a $103.3 million non-cash impairment expense recorded during the quarter related to a full-cost ceiling test.

Kimbell Royalty Partners, LP – News Release

Total fourth quarter 2019 consolidated Adjusted EBITDA grew to $20.2 million, compared to $14.9 million in the fourth quarter of 2018 (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release). During the fourth quarter of 2019, average realized price per Bbl of oil was $54.95, per Mcf of natural gas was $1.92, per Bbl of NGLs was $13.56 and per Boe combined was $22.95.

Kimbell recorded a non-cash $103.3 million impairment expense in the fourth quarter of 2019 as a result of a full-cost ceiling test, which was primarily attributable to a decline in the 12-month average price of oil and natural gas.  This non-cash impairment expense is not expected to impact the cash flow available for distribution generated by Kimbell or its liquidity or ability to make acquisitions in the future.

G&A expense was $5.4 million in Q4 2019, $3.6 million of which was Cash G&A expense, or $3.12 per Boe, down from $3.30 per Boe in Q3 2019 (Cash G&A and Cash G&A per Boe are non-GAAP financial measures. Please see definition under Non-GAAP Financial Measures at end of this news release). Unit-based compensation in Q4 2019, which is a non-cash G&A expense, was $1.8 million or $1.56 per Boe.

As of December 31, 2019, Kimbell had outstanding 23,518,652 common units and 25,557,606 Class B units. As of February 27, 2020, Kimbell had outstanding 33,432,211 common units and 20,644,047 Class B units.

Production

Fourth quarter 2019 average daily production was 12,845 Boe per day (6:1), which consisted of 17 Boe per day relating to prior period production recognized in Q4 2019 and 12,828 Boe per day of run-rate production.4 The 12,828 Boe per day of run-rate production for Q4 2019 was comprised of approximately 38% from liquids (26% from oil and 12% from NGLs) and 62% from natural gas (6:1). The prior period production recognized in Q4 2019 was primarily due to new wells outperforming estimates.

Reserves

Ryder Scott Company, L.P. prepared an estimate of Kimbell's proved reserves as of December 31, 2019.  Average prices of $55.69 per barrel of oil and $2.58 per MMBtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).  Realized prices with applicable differentials were $52.58 per barrel of oil, $1.88 per Mcf of natural gas and $15.21 per barrel of NGLs.

Proved developed reserves at year-end 2019 increased by approximately 22% year-over-year to almost 41 MMBoe, reflecting the acquisitions Kimbell made during the year along with continued development by the operators of Kimbell’s acreage.

4 Q4 2019 run-rate production includes production attributable to assets acquired in the Oklahoma Acquisition and the Buckhorn Acquisition and excludes production attributable to certain prior periods that was recognized in Q4 2019.

Kimbell Royalty Partners, LP – News Release

	Crude Oil and Condensate (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Net proved developed reserves at December 31, 2018	9,183	116,321	5,063	33,633
Revisions of previous estimates	1,446	28,777	892	7,134
Purchases of minerals in place	1,787	13,129	686	4,661
Production	(1,113)	(17,046)	(562)	(4,516)
Net proved developed reserves at December 31, 2019	11,303	141,181	6,079	40,912

Acquisition Update

On January 9, 2020, Kimbell announced that it had agreed to acquire the oil and natural gas mineral and royalty interests held by Springbok in a transaction valued at approximately $175 million, subject to purchase price adjustments. Kimbell estimates that, as of October 1, 2019, the Springbok assets produced 2,533 Boe/d (823 Bbl/d of oil, 279 Bbl/d of NGLs and 8,584 Mcf/d of natural gas) (6:1) with an average realized cash margin of $21.92 per Boe and included 2,160 net royalty acres. The Delaware Basin represents 29% of the rig activity included in the Springbok Acquisition. The aggregate consideration to be delivered to the sellers at the closing of the Springbok Acquisition will consist of a combination of cash and equity. The Springbok Acquisition is expected to close early in the second quarter of 2020, subject to the satisfaction of specified closing conditions.

Liquidity

At December 31, 2019, Kimbell’s total debt to consolidated Adjusted EBITDA ratio was 1.2x based on Q4 2019 annualized consolidated Adjusted EBITDA.

At December 31, 2019, Kimbell had approximately $100.1 million in debt outstanding and approximately $124.9 million in undrawn capacity under its revolving credit facility (or approximately $199.9 million if aggregate commitments were equal to our current borrowing base, which is $300.0 million). Increases in commitments pursuant to the accordion feature of the revolving credit facility are subject to the satisfaction of certain conditions, including obtaining additional commitments from new or existing lenders. Kimbell was in compliance with all financial covenants under its revolving credit facility at December 31, 2019.

Hedging

Kimbell hedges its daily production in a manner that approximates the amount of debt and/or preferred equity as a percent of its enterprise value. As of December 31, 2019, Kimbell had hedged daily oil and natural gas production of approximately 18% of its production. Please see the supplemental schedule at the end of this news release for hedging details.

Kimbell Royalty Partners, LP – News Release

Partial Redemption of Series A Cumulative Convertible Preferred Units

On February 12, 2020, Kimbell redeemed 55,000 out of its then outstanding 110,000 Series A cumulative convertible preferred units for a redemption price of $61.1 million. The redemption was funded with borrowings under Kimbell’s revolving credit facility. After giving effect to the redemption and the partial paydown of outstanding borrowings under the revolving credit facility with net proceeds from Kimbell’s underwritten public offering of common units that closed on January 14, 2020, as of February 26, 2020, Kimbell had $100.7 million in debt outstanding under its revolving credit facility.

2020 Guidance

Kimbell plans to issue 2020 guidance after the closing of the Springbok Acquisition, which is expected to occur early in the second quarter of 2020.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss fourth quarter 2019 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through March 5, 2020, by dialing 201-612-7415 and using the conference ID 13697441#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On February 27, 2020, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 94,000 gross producing wells with over 40,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the tax treatment of Kimbell’s distributions, the expected timing of the closing of the Springbok Acquisition, the anticipated benefits of the Springbok Acquisition and Kimbell’s prospects for future growth, involve risks and uncertainties, including risks and uncertainties relating to Kimbell’s future operating and production results, the tax treatment of Kimbell’s distributions, the possibility that the Springbok Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all, the anticipated benefits of the Springbok Acquisition and Kimbell’s other acquisitions, including the Oklahoma Acquisition and Buckhorn Acquisition, Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell's ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell's lenders; risks relating to the absence or delay in receipt of government approvals or third -party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Oklahoma Acquisition and Buckhorn Acquisition; and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

December 31,
2019
Assets:
Current assets
Cash and cash equivalents	$14,204
Oil, natural gas and NGL receivables	19,171
Commodity derivative assets	688
Accounts receivable and other current assets	77
Total current assets	34,140
Property and equipment, net	1,327
Investment in affiliate (equity method)	2,952
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,033,355
Less: accumulated depreciation, depletion and impairment	(328,913)
Total oil and natural gas properties, net	704,442
Commodity derivative assets	116
Right-of-use assets, net	3,400
Loan origination costs, net	2,217
Total assets	$748,594
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$1,208
Other current liabilities	4,232
Total current liabilities	5,440
Operating lease liabilities, excluding current portion	3,124
Long-term debt	100,135
Total liabilities	108,699
Commitments and contingencies
Mezzanine equity:
Series A preferred units	74,910
Unitholders' equity:
Common units	282,550
Class B units	1,278
Total unitholders' equity	283,828
Noncontrolling interest	281,157
Total equity	564,985
Total liabilities, mezzanine equity and unitholders' equity	$748,594

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	December 31, 2019	December 31, 2018
Revenue
Oil, natural gas and NGL revenues	$27,202	$22,972
Lease bonus and other income	164	89
(Loss) gain on commodity derivative instruments	(2,003)	7,190
Total revenues	25,363	30,251
Costs and expenses
Production and ad valorem taxes	1,962	1,368
Depreciation and depletion expense	14,428	9,718
Impairment of oil and natural gas properties	103,321	12,558
Marketing and other deductions	2,208	1,784
General and administrative expenses	5,418	5,197
Total costs and expenses	127,337	30,625
Operating loss	(101,974)	(374)
Other income (expense)
Equity income in affiliate	161	—
Interest expense	(1,481)	1,415
Net loss before income taxes	(103,294)	(1,789)
Provision for (benefit from) income taxes	289	(1,952)
Net (loss) income	(103,583)	163
Distribution and accretion on Series A preferred units	(3,470)	(3,470)
Net loss attributable to noncontrolling interests	55,750	1,715
Distributions on Class B units	(23)	(18)
Net loss attributable to common units	$(51,326)	$(1,610)

Basic	$(2.27)	$(0.10)
Diluted	$(2.27)	$(0.10)
Weighted average number of common units outstanding
Basic	22,608,400	16,898,563
Diluted	22,608,400	16,898,563

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018
Revenue
Oil, natural gas and NGL revenues	$107,480	$65,713
Lease bonus and other income	2,477	1,213
(Loss) gain on commodity derivative instruments	(1,732)	3,332
Total revenues	108,225	70,258
Costs and expenses
Production and ad valorem taxes	7,720	4,400
Depreciation and depletion expense	52,118	25,213
Impairment of oil and natural gas properties	169,150	67,312
Marketing and other deductions	8,145	4,652
General and administrative expenses	22,667	16,847
Total costs and expenses	259,800	118,424
Operating loss	(151,575)	(48,166)
Other income (expense)
Equity income in affiliate	80	—
Interest expense	(5,814)	(4,092)
Net loss before income taxes	(157,309)	(52,258)
Provision for (benefit from) income taxes	899	25
Net loss	(158,208)	(52,283)
Distribution and accretion on Series A preferred units	(13,878)	(6,310)
Net loss attributable to noncontrolling interests	89,148	1,856
Distributions on Class B units	(94)	(31)
Net loss attributable to common units	$(83,032)	$(56,768)

Basic	$(3.92)	$(3.08)
Diluted	$(3.92)	$(3.08)
Weighted average number of common units outstanding
Basic	21,192,714	18,442,234
Diluted	21,192,714	18,442,234

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Cash G&A are used as a supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss) before interest expense, net of capitalized interest, non-cash unit-based compensation, unrealized gains and losses on commodity derivative instruments, distributions from equity investments, equity income from affiliates, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	December 31, 2019	December 31, 2018
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$16,522	$14,611
Interest expense	1,481	1,415
Provision for (benefit from) income taxes	289	(478)
Impairment of oil and natural gas properties	(103,321)	(12,558)
Amortization of right-of-use assets	(66)	—
Amortization of loan origination costs	(266)	(258)
Equity income in affiliate	161	—
Unit-based compensation	(1,810)	(1,027)
(Loss) gain on commodity derivative instruments, net of settlements	(2,545)	8,042
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	860	(1,740)
Accounts receivable and other current assets	(364)	(376)
Accounts payable	(74)	200
Other current liabilities	1,435	1,513
Operating lease liabilities	313	—
Consolidated EBITDA	$(87,385)	$9,344
Add:
Impairment of oil and natural gas properties	103,321	12,558
Unit-based compensation	1,810	1,027
Loss (gain) on commodity derivative instruments, net of settlements	2,545	(8,042)
Cash distribution from equity method investee	94	—
Equity income in affiliate	(161)	—
Consolidated Adjusted EBITDA	$20,224	$14,887
Adjusted EBITDA attributable to noncontrolling interest	(10,532)	(7,721)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$9,692	$7,166

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except per-unit data and unit counts)

Three Months Ended
December 31, 2019
Net loss	$(103,583)
Depreciation and depletion expense	14,428
Interest expense	1,481
Provision for income taxes	289
Consolidated EBITDA	$(87,385)
Impairment of oil and natural gas properties	103,321
Unit-based compensation	1,810
Loss on commodity derivative instruments, net of settlements	2,545
Cash distribution from equity method investee	94
Equity income in affiliate	(161)
Consolidated Adjusted EBITDA	$20,224
Adjusted EBITDA attributable to noncontrolling interest	(10,532)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$9,692

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	611
Cash distributions on Series A preferred units	923
Cash income tax expense (1)	151
Distributions on Class B units	23
Cash reserves (1)	(151)
Cash available for distribution on common units	$8,135

Common units outstanding on December 31, 2019	23,518,652

Cash available for distribution per common unit outstanding	$0.35

Common units outstanding on February 3, 2020 Record Date	29,268,652

Fourth quarter 2019 distribution declared (2)	$0.38

(1)  Reflects cash taxes related to income allocation from the Series A preferred units, which were issued to partially fund the Haymaker acquisition that closed in July 2018.  Kimbell had previously retained cash for post-closing costs and expects to have adequate cash reserves set aside to offset future cash taxes related to the Series A preferred units.

(2)  The difference between the declared distribution and the cash available for distribution is primarily attributable to the acquisitions of the Oklahoma and Buckhorn assets being effective on August 1, 2019 and July 1, 2019, respectively, but only reflected in the condensed consolidated financial statements under GAAP from the closing dates of November 6, 2019 and December 12, 2019, respectively, onward.  In addition, includes an allocated portion of post-October 1, 2019 effective date anticipated cash receipts from the Springbok assets.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except per-unit data and unit counts)

Three Months Ended
September 30, 2019
Net loss	$(28,914)
Depreciation and depletion expense	15,098
Interest expense	1,468
Provision for income taxes	103
Consolidated EBITDA	$(12,245)
Impairment of oil and natural gas properties	34,880
Unit-based compensation	1,810
Gain on commodity derivative instruments, net of settlements	(1,684)
Consolidated Adjusted EBITDA	$22,761
Adjusted EBITDA attributable to noncontrolling interest	(11,349)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,412

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	612
Cash distributions on Series A preferred units	965
Cash income tax expense (1)	147
Distributions on Class B units	23
Cash reserves (1)	(147)
Cash available for distribution on common units	$9,812

Common units outstanding on September 30, 2019	23,520,219

Cash available for distribution per common unit outstanding	$0.42

Common units outstanding on November 4, 2019 Record Date	23,520,219

Third quarter 2019 distribution declared	$0.42

(1)  Reflects cash taxes related to income allocation from the Series A preferred units, which were issued to partially fund the Haymaker acquisition that closed in July 2018.  Kimbell had previously retained cash for post-closing costs and expects to have adequate cash reserves set aside to offset future cash taxes related to the Series A preferred units.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except per-unit data and unit counts)

Three Months Ended
December 31, 2018
Net income	$163
Depreciation, depletion and accretion expenses	9,718
Interest expense	1,415
Benefit from income taxes	(1,952)
Consolidated EBITDA	$9,344
Impairment of oil and natural gas properties	12,558
Unit-based compensation	1,027
Gain on commodity derivative instruments, net of settlements	(8,042)
Consolidated Adjusted EBITDA	$14,887
Adjusted EBITDA attributable to non-controlling interest	(7,721)
Adjusted EBITDA attributable to Kimbell Royalty Partners LP	$7,166

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	672
Cash distributions on Series A preferred units	927
Distributions on Class B units	18
Cash available for distribution on common units	$5,549

Common units outstanding on December 31, 2018	18,056,487

Cash available for distribution per common unit outstanding	$0.31

Common units outstanding on February 4, 2019 Record Date	19,495,403

Fourth quarter 2018 distribution declared(1)	$0.40

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to the acquisition of the Drop Down assets being effective on October 1, 2018, but only reflected in the condensed consolidated financial statements from December 20, 2018 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited)

Fixed Price Swaps as of December 31, 2019
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
1Q 2020	55,874	962,143	$60.22	$2.89
2Q 2020	55,874	962,143	$60.68	$2.51
3Q 2020	56,304	829,288	$50.45	$2.53
4Q 2020	56,304	829,288	$50.65	$2.63
1Q 2021	56,340	829,260	$55.69	$2.82
2Q 2021	59,423	836,381	$54.52	$2.43
3Q 2021	62,468	944,380	$50.79	$2.33
4Q 2021	60,076	893,596	$53.23	$2.41